Exhibit 10.3

EXECUTION VERSION

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) dated as of May 7, 2018 (the “Effective Date”), is made by and between Vivint Solar, Inc., a Delaware corporation (together with any successor thereto, the “Company”) and Dana C. Russell (the “Executive”).

WHEREAS, the Company and the Executive have entered into an Amended and Restated Involuntary Termination Protection Agreement, dated May 12, 2016, and confirmatory offer letter, dated September 8, 2014 (together, the “Prior Agreements”) and the Executive has been and is currently employed by the Company;

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to be employed by the Company, on the terms herein provided; and

WHEREAS, the Company and the Executive desire to terminate the Prior Agreements and replace and supersede the Prior Agreements in their entirety with this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.Certain Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Cause” for the Company to terminate the Executive’s employment hereunder shall exist upon the occurrence of any of the following during Executive’s employment by the Company (except with respect to clause (v) below): (i) material personal dishonesty by Executive involving Company business or participation in a fraud against the Company, or Executive’s breach of Executive’s fiduciary duty to Company; (ii) Executive’s indictment or conviction of a felony or other crime involving moral turpitude or dishonesty; (iii) Executive’s willful material refusal to comply with the lawful requests made of Executive by the Board reasonably related to Executive’s employment by the Company and the performance of Executive’s duties with respect thereto (but which shall not include a request to waive or amend any portion of this Agreement or terminate this Agreement or to consent to an action that would result in Executive's loss of a right under this Agreement); (iv) Executive’s material violation of the Company’s policies, after written notice to Executive and an opportunity to be heard by the Board and Executive's failure to fully cure such violations within a reasonable period of time of not less than thirty (30) days after such hearing; (v) Executive’s threats or acts of violence in the workplace; (vi) Executive's unlawful harassment in the course of any business activity of any employee or independent contractor of the Company; (vii) Executive’s theft or unauthorized conversion by or transfer of any Company asset or business opportunity to Executive or any third party; and (viii) a material breach by Executive of any material provision of this Agreement or any other agreement with the Company after written notice to Executive and an opportunity to be heard by the Board and Executive's failure to fully cure such breach within a reasonable period of time of not less than 30 days after such hearing.

(c) “Change in Control” shall mean the occurrence of any of the following:

(i)Change in Ownership of the Company.  A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; or

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(ii) Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person shall not be considered a Change of Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company's stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For these purposes, persons shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not constitute a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

(d)“Change of Control Period” means the period beginning on the date six months prior to, and ending on the date that is 18 months following, a Change of Control.

(e) “Compensation Committee” means the compensation committee of the Board.

(f) “Confidential Information” means any present or future information belonging to the Company or its Affiliates (as defined below) that pertains to the Company’s or its Affiliates’ business, whether developed by Executive or by other employees, contractors, or agents, that is confidential or proprietary in nature, and that is not generally known in the public domain.  Confidential Information

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includes, without limitation, information regarding the Company’s finances, financial condition, operations, business plans, business opportunities, purchasing activities, suppliers or potential suppliers, costs of materials, pricing, margins, sales, markets, marketing strategies, plans and ideas, customers, customer lists, customer agreements, customer purchases, customer documents, potential customers, technical data, research, product plans, products, methodologies, services, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, trade secrets, Confidential Materials, Inventions, Employment Inventions, Intellectual Property, or any other confidential business information of the Company that is disclosed to or obtained by Executive, directly or indirectly, whether in writing, orally, by observation or electronically (through email, computer disk, DVD, CD-ROM, or other electronic means).  For these purposes, “Affiliate(s)” means any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with Company – including, but not limited to, Vivint Solar Developer, LLC and any of Company’s subsidiaries.

(g)“Confidential Materials” means any tangible medium containing Confidential Information, including but not limited to paper, electronic or magnetic media, prototypes, products, and other materials.

(h)“Customer” means any individual or entity that (1) entered into a credit authorization agreement with the Company during the six months immediately preceding the date Executive left his or her employment with the Company or its subsidiaries or (2) entered into a contractual agreement with the Company to purchase or lease any product or service offered by the Company or its subsidiaries.

(i)“Date of Termination” shall mean if the Executive’s employment is terminated.

(j) “Disability” shall mean that Executive has been unable to perform Executive’s duties at the Company as the result of Executive’s incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(k) “Employment Inventions” means any Invention or part thereof conceived, developed, reduced to practice, or created by Executive which is:

(i)conceived, developed, reduced to practice, or created by the Executive: (1) within the scope of the Executive’s employment with the Company; (2) on the Company’s time; or (3) with the aid, assistance, or use of any of the Company’s property, equipment, facilities, supplies, resources, or Intellectual Property;

(ii)the result of any work, services, or duties performed by the Executive for the Company;

(iii)related to the industry or trade of the Company; or

(iv)related to the current or demonstrably anticipated business, research, or development of the Company.

(l)“Good Reason” means Executive’s resignation within 90 days following the expiration of

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any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent:

(i) a material diminution in Executive’s title, duties, authority, reporting position or responsibilities measured in the aggregate, it being understood that, following a Change of Control, if the Company or its successor, or any parent corporation in a control group of corporations that includes the Company or its successor, whose common equity securities are listed, admitted to trade, or quoted on a national securities exchange, then Executive not serving as the Chief Financial Officer of the publicly traded company (other than as the result of Executive’s voluntary resignation not at the request of the Company or its successor or its parent) shall be deemed to constitute a material diminution constituting grounds for a Good Reason termination; provided, that private equity, venture capital or similar parent entity shall not be deemed to be part of the same control group of corporation with the Company or its successor; or

(ii) a material reduction of Executive’s base compensation (in other words, a material reduction in Executive’s base salary or target bonus opportunity) as in effect immediately prior to such reduction, other than reductions implemented as part of an overall Company-wide reduction program that is applied similarly to all executive officers and is no more than 20%; or

(iii) a material change in the geographic location at which Executive must perform services (in other words, Executive’s relocation to a facility or an office location more than a 75-mile radius from Executive's then current location); or

(iv) a material breach by the Company of a material provision of any material agreement between Executive and the Company.

Notwithstanding the foregoing, Executive agrees not to resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety 90 days of the initial existence of the grounds for Good Reason and a reasonable cure period of thirty 30 days following the date of such notice.

(m) “Intellectual Property” means any and all patents, copyrights, trademarks, service marks, trade secrets, know how, technology, ideas, or computer software belonging to the Company or its affiliates.

(n)“Inventions” means any and all inventions, products, formulations, discoveries, ideas, developments, improvements, technology, know-how, products, devices, structures, equipment, processes, methods, techniques, formulas, trade secrets, texts, research, program, software, computer programs, source codes, data, designs, works of authorship, and or other materials, whether or not published, patented, copyrighted, registered or suitable therefor, and all intellectual property rights therein, to the extent they relate to the Company’s past, present, future, or anticipated business, research, development or trade.

(o)“Material Contact” means personal contact or the supervision of the efforts of those who have direct personal contact.

(q)“Pre-Existing Inventions” means any and all inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by Executive or in which Executive has an interest prior to, or separate from, Executive’s employment with the Company, including, without limitation, any such inventions that qualifies fully under the provisions of California Labor Code Section 2870, Del.Code tit. 19, § 805, N.C.Gen.Stat. §§ 66-57.1, and Utah Code § 34-39-3(1).

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(r)“Restricted Business” means any individual or entity that provides products and/or services that are competitive with those offered or provided by the Company or any of its subsidiaries at any time during the Restricted Period, including (without limitation) the following companies: Renovate America, Solar Mosaic, Spruce Finance, Sungevity, Sunrun, SolarCity, SunPower Corporation, Sunova Energy Corp., ION Solar, Trinity Solar, Tesla, NRG Energy, Legacy, Verengo, RGS Energy, OneRoof Energy, First Solar, Borrego Solar, groSolar, Smart Energy, Legend Solar, and any of their respective affiliates or current or future dealers.

(s)“Restricted Period” means during Executive’s employment with the Company and a period of 12 months following the date of Executive’s termination of employment; provided, however, that if Executive’s termination of employment occurs under the circumstances giving rise to payment under Section 5(b) of this Agreement, the Restricted Period will equal the Non-COC Severance Period.

(t)“Restricted Territory” means any geographic area that is within 100 miles of any geographic area in which the Company or any of its subsidiaries engaged in business during the two years immediately preceding the date Executive left his employment with the Company or any of its subsidiaries.

(u)“Restricted Stock Unit” shall have the meaning set forth in the Vivint Solar Inc. 2014 Equity Incentive Award Plan.

2.At-Will Employment.

The Company and Executive acknowledge that Executive’s employment will continue to be at-will, as defined under applicable law.  If Executive’s employment terminates for any reason, including (without limitation) any termination for Cause, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or as may be available in accordance with the Company’s established employee plans that provide benefits other than in the nature of severance or separation pay.

3.Position and Duties.

(a) Generally. The Executive shall continue to serve as the Chief Financial Officer and Executive Vice President of the Company (the “CFO”) and will serve as the Assistant Secretary. Subject to reasonable modification from time to time by the Board, Executive shall report to the Board and the Chief Executive Officer of the Company (the “CEO”) and shall serve as the CFO and Assistant Secretary with such customary responsibilities, duties and authority as are usually incident to the position of the CFO and Assistant Secretary. Executive shall be responsible for such duties normally associated with such position and as may be directed by the Board and the CEO. Executive will, on a full-time basis, apply all of her skill and experience to the performance of her duties in such employment and will not, without the prior consent of the Board or the CEO, devote substantial amounts of time to outside business activities. Notwithstanding the foregoing, Executive may devote a reasonable amount of her time to civic, community, charitable or passive investment activities.

(b) Subsidiaries. If elected or appointed thereto, and only for the duration of such elected term or appointment, the Executive shall serve as a director of the Company and any of its subsidiaries and/or in one or more executive offices of any of such subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities as provided for in the Company By-laws or otherwise.

4.Compensation and Related Matters.

(a) Annual Base Salary.  During Executive’s employment, Executive shall receive a base

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salary (such base salary, as in effect from time to time, the “Annual Base Salary”) at a rate of $450,000 per annum, provided that the Executive’s Annual Base Salary may be revised as determined by the Board or its authorized committee with a view toward consideration of merit increases, market rates of pay for similarly situated executives and such other factors that the Board or its authorized committee determines to be appropriate. The Annual Base Salary shall be paid in arrears in substantially equal installments at monthly or more frequent intervals, in accordance with the normal payroll practices of the Company.

(b)Cash-Based Bonuses.

(i)Annual Performance Bonus. Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) to be determined by the Compensation Committee of the Board and based on criteria as set forth in the “Performance Incentive Plan” dated January 1, 2012, or any successor Performance Incentive Plan approved by the Compensation Committee, such Annual Bonus to be established by the Compensation Committee in its sole discretion. The Annual Bonus shall be paid in no event later than March 15th of the calendar year following the calendar year in which such bonus is earned.

(ii)Conditional Signing Bonus.  At or as soon as reasonably practicable following the execution of the Agreement, the Company will pay the Executive a signing bonus of $1,000,000 (the “Signing Bonus”), less applicable withholdings. Subject to Executive’s continued employment through March 6, 2019, the Signing Bonus shall be non-forfeitable. If, prior to March 6, 2019, Executive’s employment with the Company terminates (i) voluntarily by Executive other than for Good Reason, or (ii) for Cause by the Company then Executive shall repay 100% of the gross Signing Bonus to the Company within 30 days of such termination of employment.

(c)Restricted Stock Units Grant.  As soon as reasonably practicable following the date hereof, the Compensation Committee shall grant Executive 250,000 Restricted Stock Units. The grant shall be governed by a separate agreement entered into between the Executive and the Company. Provided that the Executive remains continuously employed by the Company, the Restricted Stock Units granted to Executive will vest in four (4) equal quarterly installments on June 6, 2018, September 6, 2018, December 6, 2018 and March 6, 2019. The Restricted Stock Units shall contain such other terms (consistent with the Company’s customary form of restricted stock unit award agreement and not inconsistent with this Agreement) as the Compensation Committee determines and to the extent there is any inconsistency between the terms of the award agreements and the terms herein, the terms of the award agreement shall govern. If, prior to March 6, 2020, Executive’s employment with the Company terminates (i) voluntarily by Executive other than for Good Reason, or (ii) for Cause by the Company, then Executive shall forfeit 100% of the shares and/or cash proceeds (net of taxes) received in respect of the settlement of any vested Restricted Stock Units.

(d)Benefits. Executive shall be entitled to participate in the other employee benefit plans, programs and arrangements of the Company in effect during Executive’s employment (including, without limitation, at the time of execution of this Agreement, health insurance, dental insurance, vision insurance, long-term disability coverage, short term disability, cellular phone reimbursement, and vacation for Executive and his/her eligible dependents) now (or, to the extent determined by the Compensation Committee, hereafter) in effect which are applicable to the senior officers of the Company (the “Eligible Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration thereof. The Executive agrees that nothing contained in this Agreement shall prevent the Company from terminating or modifying any such Eligible Benefit Plans in whole or in part at any time.

(e)Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by her in the performance of her duties to the Company, in accordance with the

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Company’s documentation and other policies with respect thereto.

5.Severance Benefits.

(a)Voluntary Resignation; Termination for Cause.  If Executive’s employment with the Company terminates (i) voluntarily by Executive other than for Good Reason, or (ii) for Cause by the Company, then Executive shall not be entitled to receive any payment other than accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company's established employee plans, policies, and arrangements that provide benefits other than in the nature of severance or separation pay (“Accrued Compensation”).

(b)Involuntary Termination other than for Cause or Voluntary Termination for Good Reason outside of the Change of Control Period. If, outside of the Change of Control Period, (i) the Company terminates Executive’s employment with the Company other than for Cause (excluding by reason of death or Disability), or (ii) if Executive terminates Executive’s employment with the Company for Good Reason, then subject to Section 6 below and in addition to any Accrued Compensation, Executive shall receive the following:

(i)Non-COC Severance Payment. Executive shall be paid an amount equal to 1.5x the sum of (A) Executive’s base salary rate, as then in effect, plus (B) the average of performance bonuses paid to Executive for each year Executive was employed by the Company during the 3-year period immediately preceding the date of Executive’s termination of employment (the “Non-COC Severance”). The Non-COC Severance will be paid, less applicable withholdings, in equal installments over a period of 12 months following the date Executive’s employment with the Company terminates (the “Non-COC Severance Period”), with the first payment to be made on the 61st day following Executive’s termination of employment (and to include any severance payments that otherwise would have been paid to Executive within the 60 days following the date of Executive’s termination of employment), with any remaining payments paid in accordance with the Company's normal payroll practices for the remainder of the Non-COC Severance Period.

(ii)Non-COC Additional Bonus Payment. Executive shall be paid an amount equal to a pro-rata portion of the annual bonus paid to Executive in respect of the fiscal year which ended prior to the fiscal year that contained the date of Executive’s termination of employment; provided, however, that if the duration of Executive's employment with the Company in the prior fiscal year did not entitle Executive to annual bonus for that fiscal year, such pro-rata portion instead will be determined using Executive’s target annual bonus in the fiscal year that contained the date of Executive’s termination of employment (the “NonCOC Additional Bonus”). The pro-rata portion will be based on the number of days that elapsed in the fiscal year between the first day of the fiscal year and the date of Executive’s termination of employment compared to 365. This Non-COC Additional Bonus will be paid, less applicable withholdings, in equal installments over the Non-COC Severance Period, with the first payment to be made on the 6lst day following Executive’s termination of employment (and to include any Non-COC Additional Bonus amount that otherwise would have been paid to Executive within the 60 days following the date of Executive’s termination of employment), with any remaining payments paid in accordance with the Company’s normal payroll practices for the remainder of the Non-COC Severance Period.

(iii)Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) the end of the Non-COC Severance Period or (B) the date upon which Executive and/or Executive’s eligible dependents are no

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longer eligible for COBRA continuation coverage. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 5(b)(iii), if, at the time of Executive’s termination of employment, it would result in a Company excise tax to reimburse Executive for the COBRA premiums than no such premiums will be reimbursed and if do so would not cause imposition of an excise tax, Executive will be paid a single lump sum of $24,000.

(c)Involuntary Termination other than for Cause or Voluntary Termination for Good Reason within the Change of Control Period. If, within the Change of Control Period, (i) the Company terminates Executive’s employment without Cause (excluding by reason of death or Disability) or (ii) Executive terminates Executive’s employment with the Company for Good Reason, then, subject to Section 6 below and in addition to any Accrued Compensation, Executive shall receive the following severance from the Company:

(i)COC Severance Payment. Executive shall be paid an amount equal to 2.0x the sum of (A) Executive’s base salary rate, as then in effect, plus (B) the average of the performance bonuses paid to Executive for each year Executive was employed by the Company during the 3-year period immediately preceding the date of Executive's termination of employment (the “COC Severance”). The COC Severance will be paid, less applicable withholdings, in a lump sum on the 61st day following Executive’s termination of employment. For the avoidance of doubt, if (x) Executive incurred a termination prior to a Change of Control that qualifies Executive for severance payments under Section 5(b)(i) above; and (y) a Change of Control occurs within six months following Executive's termination of employment that qualifies Executive for the superior benefits under this Section 5(c)(i), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 5(c)(i), less amounts already paid under Section 5(b)(i) above.

(ii)COC Additional Bonus Payment. Executive shall be paid an amount equal to a pro-rata portion of the annual performance bonus that would have been paid to Executive had Executive been employed by the Company for the entire fiscal year that contained the date of Executive’s termination of employment, based on actual performance for such fiscal year (and assuming that any performance objectives that are based on individual performance are achieved at target levels) (the “COC Additional Bonus”). This COC Bonus Severance will be paid in a lump sum, less applicable withholdings, at the same time as annual performance bonuses are paid to other Company executives. For the avoidance of doubt, if (x) Executive incurred a termination prior to a Change of Control that qualifies Executive for severance payments under Section 5(a)(ii) above; and (y) a Change of Control occurs within six months following Executive’s termination of employment that qualifies Executive for superior benefits under this Section 5(c)(ii), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 5(c)(ii), less amounts already paid under Section 5(b)(ii) above, but in no case less than $0.

(iii) Equity Compensation Acceleration. 100% of Executive’s then unvested outstanding stock options, restricted stock units and other Company equity compensation awards, including any equity awards transferred to Executive’s estate planning vehicles (the “Equity Compensation Awards”) shall immediately vest and become exercisable. In the case of equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels. Any Company stock options and stock appreciation rights shall thereafter remain exercisable following Executive’s employment termination for the period prescribed in the respective option and stock appreciation right agreements.

(iv)Continued Employee Benefits. If Executive elects continuation coverage pursuant to the COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) the end

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of 18 months or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 5(c)(iv), if, at the time of Executive’s termination of employment, it would result in a Company excise tax to reimburse Executive for the COBRA premiums than no such premiums will be reimbursed and if do so would not cause imposition of an excise tax, Executive will be paid a single lump sum of $36,000.

(d)Termination for Death or Disability. If Executive’s employment is terminated as a result of Executive's Disability or death, Executive (or Executive’s estate) shall not be entitled to receive any payment other than Accrued Compensation.

(e)Exclusive Remedy. In the event of a termination of Executive’s employment, the provisions of Section 5 are intended to be and are exclusive an in lieu of any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort, or contract, in equity, or under this Agreement (other than the payment of Accrued Compensation). For the avoidance of doubt, Executive shall in no circumstances be entitled to both benefits pursuant to Section 5(b) and the benefits pursuant to Section 5(c), except as specifically set out in Section 5(c). Executive will be entitled to no benefits, compensation, or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 5 of this Agreement.

6.Conditional Nature of Severance Payments and Benefits.

(a) Release of Claims Agreement. Notwithstanding anything to the contrary in this Agreement, the Executive shall not be entitled to any severance payments or benefits under Section 5, unless the Executive executes and does not revoke the release of claims in substantially the form attached hereto as Exhibit A (the “Release”), and such release becomes effective and irrevocable within sixty (60) days following the Date of Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive shall forfeit any right to severance payments or benefits under this Agreement. In no event shall severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable. Notwithstanding anything to the contrary in Section 5, the payments due under Section 5 shall be payable commencing on the Company’s first payroll date occurring on or after the 60th day following the Date of Termination, or if later, such time as required by Sections 22 and 23 below (the “First Payroll Date”), and any amounts that would otherwise have been paid pursuant to such Section 5 prior to the First Payroll Date shall be paid in a lump-sum on the First Payroll Date.

(b) Restrictive Covenants. During the term of Executive’s employment and for the Restricted Period, Executive shall comply with the restrictive covenants set forth in Section 7 (collectively, the “Restrictive Covenants”). Executive’s receipt of any payments or benefits under Section 5 shall be subject to Executive continuing to comply with the terms of the Restrictive Covenants.

7.Restrictive Covenants.

(a)Covenant Not to Solicit Employees.  To the fullest extent permitted under applicable law, Executive agrees that during the Restricted Period, Executive will not directly or indirectly engage in the following conduct, nor will Executive aid, abet, assist, encourage, or influence others to do so: nduce or attempt to induce, solicit or attempt to solicit, or encourage or attempt to encourage, in any capacity, on Executive’s behalf or on behalf of any other firm, person or entity, any employee of the Company with whom Executive had Material Contact while employed by the Company, to terminate their employment

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relationship with the Company to work in or for a Restricted Business.  Executive agrees that nothing in this Section shall affect his/her continuing obligations under this Agreement during and after the Restricted Period, including, without limitation, Executive’s obligations under the Confidentiality and Non-Disclosure Agreement section in this Agreement.

(b)Covenant Not to Solicit Customers.  During the Restricted Period, Executive will not directly or indirectly engage in the following conduct, nor will Executive aid, abet, assist, encourage, or influence others to do so: induce or attempt to induce, solicit or attempt to solicit, or encourage or attempt to encourage, in any capacity, on Executive’s behalf or on behalf of any other firm, person, or entity, any Customer or prospective customer with whom Executive had Material Contact during the last twelve (12) months of Executive’s employment with the Company to terminate a contract with the Company or to enter into a contract with another company. Executive acknowledges and agrees that (i) the names, addresses, product specifications, pricing, and information regarding Customers and the Company, are the confidential and proprietary information of the Company (collectively, “Proprietary Information”); and (ii) Executive shall not, nor shall it permit any other person or entity within its control, to sell, disclose, or otherwise disseminate Proprietary Information (each, “Improper Disclosure”).  Executive promises not to engage in any Improper Disclosure during or after his/her employment with the Company.

(c)Covenant Not to Compete.  To the maximum extent permitted under applicable law, during the Restricted Period, Executive shall not, in any manner, directly or indirectly, in the Restricted Territory perform the same or substantially similar job duties that Executive performed for the Company on behalf of any business, person, firm, corporation, partnership, limited liability company, governmental or private entity, or any other entity of whatever kind, engaged in the Restricted Business.

Nothing contained in this Agreement shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation.

During the Restricted Period, Executive shall communicate the contents of this Agreement to any person (including any business) that Executive intends to be retained or employed by, associated with, or represent and which Executive knows is engaged in the Restricted Business in the Restricted Territory.

(d)Covenant Not to Disparage.  During the term of employment and the three-year period beginning immediately thereafter, Executive agrees not to make, or cause any other person to make, any communication that is intended to criticize or disparage, or has the effect of criticizing or disparaging, the Company or any of its affiliates, agents or advisors (or any of its or their respective employees, officers or directors (it being understood that comments made in Executive’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this Agreement). Nothing set forth herein shall be interpreted to prohibit Executive from responding truthfully to incorrect public statements, making truthful statements when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization.

(e)Tolling of Covenants.  If a court of competent jurisdiction determines that Executive has violated any of Executive’s obligations under this Agreement, then the Restricted Period will automatically be extended by a period of time equal in length to the period during which such violation or violations occurred.

(f)Reasonableness of Covenants.  Executive acknowledges and understands that the covenants of Executive under this Agreement are limited to the extent necessary to protect the legitimate business interests of the company, including the loss of goodwill, unfair competition and to preserve the Company’s Confidential Information.  Executive expressly acknowledges and agrees that the respective

EXECUTION VERSION

covenants and agreements contained herein are reasonable as to both scope and time.

EXECUTIVE ACKNOWLEDGES AND UNDERSTANDS THAT HIS OR HER STRICT COMPLIANCE WITH THE COVENANTS HEREUNDER IS A MATERIAL CONDITION OF THIS AGREEMENT, AND THAT THE COMPANY WOULD NOT HAVE ENGAGED, OR CONTINUED TO ENGAGE, EXECUTIVE WITHOUT THIS AGREEMENT.

(g)Construction of this Section. In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

8.Confidentiality and Non-Disclosure Agreement.

(a)Covenant to Safeguard Confidential Information.  In connection with Executive’s Services hereunder, Executive may receive or have access to Confidential Information and Confidential Materials.  Executive acknowledges and agrees that:

(i)All Confidential Information shall remain the sole property of the Company;

(ii)All Confidential Information belonging to the Company is valuable, special and unique to the Company’s business, that the Company’s business depends upon such Confidential Information, and that the Company wishes to protect such Confidential Information by keeping it confidential for the use and benefit of the Company;

(iii)Unless Executive is engaging in Protected Activity, as described below in Section 8(e), Executive shall keep all Confidential Information confidential and will not, without the prior written consent of the Company’s Chief Executive Officer or General Counsel, disclose (whether directly or through some other person or entity), in whole or in part, and will not use such information, directly or indirectly, for any purpose other than as expressly allowed by the Company;

(iv)Unless Executive is engaging in Protected Activity, as described below in Section 8(e), Executive shall not use the Company’s Confidential Information for Executive’s direct or indirect benefit or for the direct or indirect benefit of any person or entity other than the Company;

(v)Unless Executive is engaging in Protected Activity, as described below in Section 8(e), Executive shall not aid, encourage, or allow any other person or entity to use the Company’s Confidential Information without authorization;

(vi)Executive shall use reasonable and diligent efforts to protect the confidentiality of the Company’s Confidential Information;

(vii)Unless Executive is engaging in Protected Activity, as described below in Section 8(e), Executive shall use the Company’s Confidential Information solely to fulfill the duties of Executive’s employment relationship with the Company and not otherwise to use such information for Executive’s benefit or the benefit of others;

(viii)Executive shall not use, view, or access Confidential Information where it can be seen or viewed by unauthorized persons, and not to leave such information or materials where they can be

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seen or accessed by unauthorized persons;

(ix)Executive shall notify the Company if Executive becomes aware of any loss, misuse, wrongful disclosure, or other unauthorized access of the Company’s Confidential Information by any person;

(x)Executive shall take all other reasonable steps necessary, or reasonably requested by the Company, to safeguard the Company’s Confidential Information from unauthorized disclosure or use; and

(xi)Executive shall not disclose to the Company any trade secrets or confidential information of party to whom Executive owes a duty of confidentiality.

(b)Permission to Notify.  Executive authorizes the Company to notify others, including (without limitation) the Executive’s current or future clients, of the terms of this Agreement and the Executive’s covenants and obligations hereunder.

(c)Return of Information.  Upon the request of the Company, or upon the termination of Executive’s employment with the Company, Executive shall deliver promptly (and in no event later than two (2) business days after termination) to the Company all Confidential Information and other documents or materials belonging to the Company (including all copies thereof), and all other property belonging to the Company, which are in Executive’s possession, custody or control.

(d)Notice of Compelled Disclosure.  In the event that Executive or anyone to whom Executive transmits any Confidential Information (“Compelled Person”) becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or other similar judicial or other compulsory process) to disclose any of the Confidential Information, such Compelled Person will provide the Company with prompt written notice so that it may seek a protective order or other appropriate remedy to protect and preserve the confidentiality of such Confidential Information and/or waive compliance with the provisions of this Agreement.  In the event that such a protective order or other remedy is not obtained, or compliance with the provisions of this Agreement is waived, Executive shall disclose or furnish only that portion of the Confidential Information that Executive is legally required to produce and will exercise his or her best efforts to obtain reliable assurance that the Confidential Information will be kept confidential to the greatest extent possible.  This provision shall not restrict an Executive who is requested by a law enforcement agency not to provide such notice to the Company, nor does it limit Executive from engaging in Protected Activity, as defined below in Section 8(e).

(e)Protected Activity Not Prohibited.  Nothing in this Agreement limits or prohibits Executive from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, Executive must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. Executive is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. Executive acknowledges and agrees that the Company hereby provides Executive with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report a suspected violation

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of law and/or in an anti-retaliation lawsuit, as follows:

1. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made—

(A) in confidence to a Federal, State, or Local government official, either directly or indirectly, or to an attorney; and

(B) solely for the purpose of reporting or investigating a suspected violation of law; or

(C) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—

(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order.

9.Remedies for Breach of the Covenants.

Executive recognizes that the Company’s business interest in maintaining the confidentiality of its Confidential Information, its relationships and goodwill with its customers, and the stability of its work force, is so great that the remedy at law for Executive’s breach or threatened breach of the covenants contained in this Agreement may be an inadequate remedy.  Executive agrees that, in the event of a breach or threatened breach by Executive of any of the covenants contain in this Agreement, a court of competent jurisdiction may issue a restraining order or an injunction against Executive, restraining or enjoining Executive from engaging in conduct or actions that violate the said covenant.  In addition, the Company shall be entitled to any and all other remedies available to the Company at law or in equity, and no action by the Company in pursuing a given remedy shall constitute an election to forego other remedies.

10.Covenant of Ownership and Disclosure of Developments.

(a)Employment Inventions.  Executive agrees to promptly disclose to the Company the existence, use, and/or manner of operation of any and all Employment Inventions.  Executive acknowledges and agrees that all Employment Inventions are the sole and exclusive property of the Company.  Executive hereby assigns to the Company any and all copyrights, patent rights, trade secrets, and other rights that Executive may have in any Employment Invention.  Executive agrees to take all actions reasonably requested by the Company, both during and after the term of Executive’s employment, to assign to the Company and to establish, perfect, exercise or protect the Company’s rights in any Employment Inventions or title thereto, including without limitation, assisting in obtaining or registering copyrights, patents, trademarks or similar intellectual property rights and executing assignments to the Company.  If the Company is unable, because of Executive’s mental or physical incapacity, geographic distance or for any other reason, to obtain Executive’s approval or signature on any document necessary or useful to claim, secure, extend, protect or enforce any right in intellectual property to which the Company has a reasonable claim, then Executive hereby appoints the Company and its duly authorized officers as Executive’s agent and attorney-in-fact to act for Executive for the purpose of accomplishing such act with the same legal force and effect as if executed by Executive.  Executive will not incorporate any inventions, discoveries, ideas,

EXECUTION VERSION

original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Invention without the Company’s prior written permission.

(c)Pre-Existing Inventions.  Executive will inform the Company in writing prior to incorporating any Pre-Existing Inventions into any Invention or otherwise utilizing any such Pre-Existing Inventions in the course of Executive’s employment with the Company; and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Pre-Existing Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto.

11.Arbitration and Equitable Relief.

(a)Arbitration.  IN CONSIDERATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND EXECUTIVE’S RECEIPT OF THE COMPENSATION, PAY RAISES AND OTHER BENEFITS PAID TO ME BY THE COMPANY, AT PRESENT AND IN THE FUTURE, EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM MY EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF MY EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION PROVISIONS SET FORTH IN THE UTAH UNIFORM ARBITRATION ACT (THE “RULES”) AND PURSUANT TO UTAH LAW.  THE FEDERAL ARBITRATION ACT SHALL CONTINUE TO APPLY WITH FULL FORCE AND EFFECT NOTWITHSTANDING THE APPLICATION OF PROCEDURAL RULES SET FORTH IN THE ACT.  DISPUTES THAT I AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE FAIR CREDIT REPORTING ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, THE FAMILY AND MEDICAL LEAVE ACT, THE UTAH ANTIDISCRIMINATION ACT, CLAIMS OF HARASSMENT, DISCRIMINATION AND WRONGFUL TERMINATION, AND ANY STATUTORY OR COMMON LAW CLAIMS, EXCEPT AS PROHIBITED BY LAW.  NOTWITHSTANDING THE FOREGOING, I UNDERSTAND THAT NOTHING IN THIS AGREEMENT CONSTITUTES A WAIVER OF MY RIGHTS UNDER SECTION 7 OF THE NATIONAL LABOR RELATIONS ACT OR THE SARBANES-OXLEY ACT, INCLUDING ANY RIGHTS PROHIBITING COMPULSORY ARBITRATION. SIMILARLY, NOTHING IN THIS AGREEMENT PROHIBITS ME FROM ENGAGING IN PROTECTED ACTIVITY, AS SET FORTH BELOW.  EXECUTIVE FURTHER UNDERSTANDS THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH EXEUCTIVE.  EXECUTIVE AGREES THAT HE MAY ONLY COMMENCE AN ACTION IN ARBITRATION, OR ASSERT COUNTERCLAIMS IN AN ARBITRATION, ON AN INDIVIDUAL BASIS AND, THUS, HEREBY WAIVE HIS RIGHT TO COMMENCE OR PARTICIPATE IN ANY CLASS OR COLLECTIVE ACTION(S) AGAINST THE COMPANY, AS PERMITTED BY LAW.

EXECUTION VERSION

(b)Procedure.  EXEUCTIVE AGREES THAT ANY ARBITRATION WILL BE ADMINISTERED BY JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”), WHICH ARE AVAILABLE AT http://www.jamsadr.com/rules-employment-arbitration/ AND FROM HUMAN RESOURCES.  EXEUCTIVE UNDERSTANDS THAT THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, EXCEPT AS PROHIBITED BY LAW, AND UNDERSTAND THAT EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE ATTORNEYS’ FEES AND COSTS.  EXECUTIVE AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS, PRIOR TO ANY ARBITRATION HEARING. EXECUTIVE AGREES THAT THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS.  EXECUTIVE ALSO AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW.  EXECUTIVE AGREES THAT THE DECREE OR AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED AS A FINAL AND BINDING JUDGMENT IN ANY COURT HAVING JURISDICTION THEREOF.  EXECUTIVE AGREES THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH UTAH LAW, INCLUDING THE UTAH RULES OF CIVIL PROCEDURE AND THE UTAH RULES OF EVIDENCE, AND THAT THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL UTAH LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO RULES OF CONFLICT OF LAW.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH UTAH LAW, UTAH LAW SHALL TAKE PRECEDENCE.  I AGREE THAT THE DECISION OF THE ARBITRATOR SHALL BE IN WRITING.  I AGREE THAT ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED IN UTAH COUNTY, UTAH.

(c)Remedy.  EXCEPT AS PROVIDED BY THE RULES AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN EXECUTIVE AND THE COMPANY.  ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE RULES AND THIS AGREEMENT, NEITHER EXECUTIVE NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.

(d)Availability of Injunctive Relief.  EXECUTIVE AGREES THAT ANY PARTY MAY ALSO PETITION THE COURT FOR INJUNCTIVE RELIEF WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF THE AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT BETWEEN EXECUTIVE AND THE COMPANY OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION, PROPRIETARY INFORMATION, NONCOMPETITION OR NONSOLICITATION.  THE PARTIES UNDERSTAND THAT ANY BREACH OR THREATENED BREACH OF SUCH AN AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY CONSENT TO THE ISSUANCE OF AN INJUNCTION WITHOUT POSTING OF A BOND.  IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS’ FEES WITHOUT REGARD FOR THE PREVAILING PARTY IN THE FINAL JUDGMENT, IF ANY.  SUCH ATTORNEYS’ FEES AND COSTS SHALL BE RECOVERABLE ON WRITTEN DEMAND AT ANY TIME, INCLUDING, BUT NOT LIMITED TO, PRIOR TO ENTRY OF A FINAL JUDGMENT, IF ANY, BY THE COURT, AND MUST BE PAID WITHIN THIRTY (30) DAYS AFTER DEMAND OR ELSE SUCH AMOUNTS SHALL BE SUBJECT TO THE ACCRUAL OF INTEREST AT A RATE EQUAL TO.

EXECUTION VERSION

(e)Administrative Relief.  THE PARTIES UNDERSTAND THAT THIS AGREEMENT DOES NOT PROHIBIT EITHER PARTY FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE UTAH LABOR COMMISSION, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE SECURITIES AND EXCHANGE COMMISSION, THE NATIONAL LABOR RELATIONS BOARD, OR THE WORKERS’ COMPENSATION BOARD.  THIS AGREEMENT DOES, HOWEVER, PRECLUDE ME FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.

(f)Voluntary Nature of Agreement.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT THEY HAVE CAREFULLY READ THIS AGREEMENT AND THAT THEY HAVE ASKED ANY QUESTIONS NEEDED FOR THEM TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT THEY ARE WAIVING THEIR RIGHT TO A JURY TRIAL.  FINALLY, THE PARTIES AGREE THAT THEY HAVE EACH BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF THEIR CHOICE BEFORE SIGNING THIS AGREEMENT.

12.Submission to Jurisdiction.

Each Party irrevocably consents and agrees that any action, proceeding, or other litigation by or against any other Party or Parties with respect to any claim or cause of action based upon or arising out of or related to this Agreement or the transactions contemplated hereby, shall be brought and tried exclusively in the state and federal courts located in the City of Salt Lake, County of Salt Lake, in the State of Utah, and any such legal action or proceeding must be removed to the aforesaid courts.  By execution and delivery of the Agreement, each Party accepts, for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.  Each Party hereby irrevocably waives (a) any objection which it may now or hereafter have to the laying of venue with respect any such action, proceeding, or litigation arising out of or in connection with this Agreement or the transactions contemplated hereby brought in the aforesaid courts, and (b) any right to stay or dismiss any such action, proceeding, or litigation brought before the aforesaid courts on the basis of forum non-conveniens.  Each Party further agrees that personal jurisdiction over it may be affected by service of process by certified mail, postage prepaid, addressed as provided in Section 16 of this Agreement, and when so made shall be as if served upon it personally within the State of Utah.

13.Binding on Successors.

This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company. The Executive may not assign the Executive’s rights or obligations under this Agreement other than the Executive’s rights to payments hereunder, which may only be assigned by will or the operation of the laws of descent and distribution.

14.Governing Law.

EXECUTION VERSION

This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Utah, without reference to the principles of conflicts of law of the State of Utah or any other jurisdiction, and where applicable, the laws of the United States.

15.Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

 16.Notices.

All notices, requests, demands, and other communications required or permitted to be given under this Agreement by any Party shall be in writing delivered, if to the Company, to the address set forth below, and if to Executive, to the address set forth on the signature page hereto, or to such other address as any Party may designate from time to time by written notice to all other Parties.  Each such notice, request, demand, or other communication shall be deemed given and effective, as follows: (i) if sent by hand delivery, upon delivery; (ii) if sent by first-class U.S. Mail, postage prepaid, upon the earlier to occur of receipt or three (3) days after deposit in the U.S. Mail; (iii) if sent by a recognized prepaid overnight courier service, one (1) day after the date it is given to such service; (iv) if sent by facsimile, upon receipt of confirmation of successful transmission by the facsimile machine; and (v) if sent by email, upon acknowledgement of receipt by the recipient.

VIVINT SOLAR, INC.

Address:          1800 West Ashton Boulevard

City, State Zip:Lehi, Utah 84043

Attention:        David Bywater

                        Chief Executive Officer

WITH COPY TO:

VIVINT SOLAR, INC.

Address:          1800 West Ashton Boulevard

City, State Zip:Lehi, Utah 84043

Attention:        Legal Department

17.Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

18.Entire Agreement.

The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. The parties agree that the Prior Agreements are hereby terminated, and this Agreement replaces and supersedes the Prior Agreements in their entirety.

EXECUTION VERSION

19.Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Chief Operating Officer. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

 20.No Inconsistent Actions.

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

21.Claw-back.

All compensation received by Executive shall be subject to the provisions of any claw-back policy implemented by the Company to comply with applicable law, regulation or stock exchange rule, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

22.Section 409A.

(a)Notwithstanding anything to the contrary in this Agreement, no payment or benefit to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) shall be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section l.409A-l(b)(9) shall be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b)It is intended that none of the payments under this Agreement will constitute “Deferred Payments” but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 22(d) below or resulting from an involuntary separation from service as described in Section 22(c)(e) below. However, any severance payments or benefits under this Agreement that would be considered Deferred Payments shall be paid on, or, in the case of installments, shall not commence until, the 61st day following Executive’s separation from service, or, if later, such time as required by Section 22(c). Except as required by Section 22(c), any installment payments that would have been made to Executive during the 60 day period immediately following Executive’s separation from service but for the preceding sentence shall be paid to Executive on the 61st day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(c)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409 A at the time of Executive’s termination (other than due to

EXECUTION VERSION

death), then the Deferred Payments, if any, that are payable within the first six months following Executive’s separation from service, shall become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments shall be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section l.409A-2(b)(2) of the Treasury Regulations.

(d)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section l.409A-l (b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of Section 22(a) above.

(e)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section l.409A-l (b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Payments for purposes of Section 22(a) above.

(f)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any tax obligations incurred by Executive as a result of the application of Section 409A.

23.Golden Parachute Excise Tax Best Results.

In the event that the severance and other benefits provided for in this agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Code Section 280G and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either:

(a)	delivered in full, or
(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999. Unless the Company and Executive otherwise agree in writing, the determination of Executive’s excise tax liability and the amount required to be paid under this Section 5 shall be made in writing by a nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”). For purposes of making the calculations required by this Section 23, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive shall furnish to the Firm such information and documents as the Firm may reasonably request in

EXECUTION VERSION

order to make a determination under this Section 23. The Company shall bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 23. Any reduction in payments and/or benefits required by this Section 23 shall occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (iii) cancellation of accelerated vesting of equity awards; or (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. If two or more equity compensation awards are granted on the same date, each award shall be reduced on a pro-rata basis.

24.Survival.

The provisions of this Agreement shall survive the termination of Executive’s employment with the Company.

[SIGNATURE PAGE FOLLOWS]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

 COMPANYVIVINT SOLAR, INC.

By:    /s/ David Bywater

Name:David Bywater

Title:  Chief Executive Officer

Dated:May 7, 2018

EXECUTIVE

Dana C. Russell, an individual

By:    /s/ Dana C. Russell

Dated:May 7, 2018

EXECUTION VERSION

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims (this “Agreement”) is made by and between Vivint Solar, Inc. (the “Company”), and ____________(“Employee”).  The Company and Employee are sometimes collectively referred to herein as the “Parties” and individually referred to as a “Party”.

RECITALS

WHEREAS, Employee was employed by the Company until _______ __, 20__, when Employee’s employment was terminated (“Termination Date”);

WHEREAS, Employee signed an Executive Employment Agreement with the Company, effective as of ____________ (the “Proprietary Rights Agreement”);

WHEREAS, in accordance with Section 5[(b)]/[(c)] of that certain Involuntary Termination Protection Agreement between the Company and Employee, effective as of _____________ (the “Termination Agreement”), Employee has agreed to enter into and not revoke a standard release of claims in favor of the Company as a condition to receiving the severance benefits described in the Termination Agreement; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment relationship with the Company and the termination of that relationship.

NOW THEREFORE, for good and valuable consideration, including the mutual promises and covenants made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.Termination.  Employee’s employment with the Company terminated on the Termination Date.

2.Payment of Salary and Receipt of All Benefits.  Employee acknowledges and represents that, other than the consideration to be paid in accordance with the terms and conditions of the Termination Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, draws, stock, stock options or other equity awards (including restricted stock unit awards), vesting, and any and all other benefits and compensation due to Employee and that no other reimbursements or compensation are owed to Employee.

3.Release of Claims.  Employee agrees that the consideration to be paid in accordance with the terms and conditions of the Termination Agreement represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, stockholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim,

EXECUTION VERSION

complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation the following:

(a)any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b)any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Utah Antidiscrimination Act; the California Family Rights Act; the California Equal Pay Law; the California Unruh Civil Rights Act; the California Workers’ Compensation Act; the California Labor Code; and the California Fair Employment and Housing Act; the Utah Antidiscrimination Act;

(e)any and all claims for violation of the federal, or any state, constitution;

(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)any and all claims for attorneys’ fees and costs. Employee agrees that the release set forth in this Section 3 (the “Release”) shall be and remain in effect in all respects as a complete general release as to the matters released.  The Release does not extend to any severance obligations due Employee under the Termination Agreement.  The Release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company).  Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action,

EXECUTION VERSION

or other matter waived or released by this Section 3.  Nothing in this Agreement waives Employee’s (i) rights under that certain Indemnification Agreement between the Company and Employee, effective as of [DATE] (the “Indemnification Agreement”), or (ii) rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

4.Acknowledgment of Waiver of Claims under ADEA.  Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that Employee has been advised by this writing that (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has at least 21 days within which to consider this Agreement; (c) Employee has 7 days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and delivers it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.  Employee acknowledges and understands that revocation must be accomplished by a written notification to the Chief Legal Officer of the Company that is received prior to the Effective Date.

5.Unknown Claims.  Employee acknowledges that Employee has been advised to consult with legal counsel and that Employee is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Employee’s favor at the time of executing the release, which, if known by Employee, must have materially affected Employee’s settlement with the releasee.  Employee, being aware of this principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.

6.No Pending or Future Lawsuits.  Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees.  Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.  Employee confirms that Employee has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or any other present or former Company employees, including violations of the federal and state securities laws or the Sarbanes-Oxley Act of 2002.

7.Confidential Information.  Employee reaffirms and agrees to observe and abide by the terms of the Executive Employment Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, which agreement shall continue in force.

8.Return of Company Property; Passwords and Password-protected Documents.  Employee confirms that Employee has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Employee’s possession or control.  Employee further confirms that

EXECUTION VERSION

Employee has cancelled all accounts for Employee’s benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.  Employee also confirms that Employee has delivered all passwords in use by Employee at the time of Employee’s termination, a list of any documents that Employee created or of which Employee is otherwise aware that are password-protected, along with the password(s) necessary to access such password-protected documents.

9.No Cooperation.  Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement.  Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide any such counsel or assistance.

10.Breach.  In addition to the rights provided in the Section 11 below, Employee acknowledges and agrees that any material breach of this Agreement (unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA), or of any provision of the Proprietary Rights Agreement, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by Employee under this Agreement and the Proprietary Rights Agreement.

11.Attorneys’ Fees.  In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

12.No Admission of Liability.  Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

13.Noncompetition/Nonsolicitation/Nondisparagement.  Employee agrees to adhere to the noncompetition, nonsolictiation, and the nondisparagement restrictions set forth in the Employment Agreement.

14.Costs.  The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.

15.Arbitration.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN UTAH COUNTY IN THE STATE OF UTAH, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”).

EXECUTION VERSION

THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH UTAH LAW, INCLUDING THE UTAH RULES OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL UTAH LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH UTAH LAW, UTAH LAW SHALL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION 15 WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

16.Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17.No Representations.  Employee represents that Employee has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Employee has relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

18.Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

19.Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Proprietary Rights Agreement, the Termination Agreement, the Indemnification Agreement, and Employee’s written equity compensation agreements with the Company.

EXECUTION VERSION

20.No Oral Modification.  This Agreement may only be amended in writing signed by Employee and the Chairman of the Compensation Committee of the Board of Directors of the Company.

21.Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Utah, without regard to the choice-of-law provisions.  The Utah state courts located in Utah County, Utah and/or the United States District Court for the District of Utah, located in Provo, Utah, shall have exclusive jurisdiction and venue over all controversies relating to or arising out of this Agreement.  Employee hereby expressly consents to the exclusive jurisdiction and venue of the Utah state courts in Utah County, Utah and/or the United States District Court for the District of Utah for any disputes arising out of or relating to this Agreement.

22.Effective Date.  Employee understands that this Agreement shall be null and void if not executed by Employee within 21 days.   Each Party has seven days after that Party signs this Agreement to revoke it.  This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

23.Counterparts.  This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

24.Voluntary Execution of Agreement.  Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees.  Employee expressly acknowledges that:

(a)	Employee has read this Agreement;

(b)	Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c)	Employee understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	Employee is fully aware of the legal and binding effect of this Agreement.

[SIGNATURE PAGE FOLLOWS]

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

COMPANYVIVINT SOLAR, INC.

By:

Name:

Title:

Dated:

EMPLOYEE	______________________, an individual

(Signature)

Dated: